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Richard Anderson, Vice President - Business Markets of BellSouth delivered the following message on March 6, 2006.

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                                                                FINAL TRANSCRIPT

[THOMSON STREETEVENTS(SM) LOGO]

Conference call transcript

T - AT&T / Bellsouth Merger Announcement

Event Date/Time: Mar, 06, 2006/10:00AM ET

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

CORPORATE PARTICIPANTS

RICH DIETZ

AT&T Inc. - IR

EDWARD WHITACRE

AT&T Inc. - Chairman, CEO

DUANE ACKERMAN

BellSouth Corporation - Chairman, CEO

JIM KAHN

AT&T Inc. - SVP Corporate Development

RANDALL STEPHENSON

AT&T Inc. - COO

RICK LINDNER

AT&T Inc. - CFO, SVP

CONFERENCE CALL PARTICIPANTS

JOHN HODULIK

UBS - Analyst

JASON ARMSTRONG

Goldman Sachs - Analyst

DAVID BARDEN

Banc of America Securities - Analyst

SIMON FLANNERY

Analyst

MIKE ROLLINS

Citigroup - Analyst

MARK FEIDLER

BellSouth Corporation - President, COO

TIMOTHY HORAN

CIBC World Markets - Analyst

MARK GARY

BellSouth Corporation - General Counsel

MICHAEL MCCORMACK

Bear Stearns - Analyst

KEVIN MOORE

Wachovia Securities - Analyst

JONATHAN CHAPLIN

JPMorgan - Analyst

PRESENTATION

OPERATOR

Good morning Ladies and gentlemen, and welcome to the AT&T conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note this conference is being recorded. I would now like to turn the call over to Mr. Rich Dietz; Mr. Dietz you may begin.

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

RICH DIETZ - AT&T INC. - IR

Thank you and good morning to all of you. On behalf of everyone at BellSouth and AT&T, thank you for joining us for this call particularly on rather short notice. Yesterday we issued a news release outlining the agreement for AT&T to merge with BellSouth and create a combined company with greatly expanded opportunities. Opportunities to deliver new and expanded services to customers and create value for both company's shareowners. Copies of the news release are available on the Investor Relations pages of both companies' websites, AT&T.com and BellSouth.com. Copies of the presentation slides which we will speak to in this presentation are on that same site. And a replay of this call will be available on both websites starting later today. The purpose of this call is to provide more detail on the agreement and to let you hear directly from the key executives involved in the transaction.

We are excited about the potential offered by this combination and we want to share with you as much of the background as possible. Our agenda is on slide 2. We will begin with opening comments from Ed Whitacre, AT&T's Chairman and CEO, and Duane Ackerman, Chairman and CEO of BellSouth. Jim Kahan, AT&T's Senior Executive Vice President for corporate development will cover terms of the transaction. Then you will hear from Randall Stephenson, SBC's Chief Operating Officer. Randall will outline the assets that we're combining; how those assets work together; our expectations for synergies as well as our plans to integrate operations and deliver on synergy opportunities. After that Rick Lindner, AT&T's Chief Financial Officer will provide a financial summary including expected EPS and cash flow impact. We will conclude with Q&A. In addition to the speakers with us today on the call and available for a Q&A session are Jim Ellis, general counsel for AT&T, Mark Feidler, BellSouth's President and Chief Operating Officer, Pat Shannon, BellSouth's Chief Financial Officer, Mark Gary, BellSouth's general counsel and also on the call is Nancy Davis, BellSouth's IR person.

Before we get started let me quickly cover our Safe Harbor statement which is on slide 3. To summarize our statement please note that information set forth in this presentation contains financial estimates and other forward-looking statements that are subject to risks and uncertainties and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T's and BellSouth's filings with the Securities and Exchange Commission. AT&T and BellSouth disclaim any obligation to update and revise statements contained in this presentation based on new information or otherwise.

This presentation may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the Company's website at AT&T.investor.relations and BellSouth.com/investor. I want to also call your attention to the information regarding SEC filings that is on slide 4. With those items covered it now is my honor to turn the call over to AT&T's Chairman and CEO Ed Whitacre.

EDWARD WHITACRE - AT&T INC. - CHAIRMAN, CEO

Thanks, Rich. Good morning to all of you. I'm pleased you can join us this morning on this call. There is a lot we want to cover so I will be brief this morning but let me just say this is a great day for three great companies. It is a great day for AT&T. It is a great day for BellSouth and it is a great day for the terrific wireless company we jointly own, Cingular Wireless. Combined our companies have the very best talent in the industry. They are dedicated experienced professionals. Our companies have a solid history of working together as we have created and built Cingular Wireless and the Yellow Pages.com. That is the reason I am very confident our integration will go smoothly and it is why this merger will be a huge success, starting day one.

There is no company in our industry that I respect and admire more than BellSouth. Over a long period of time BellSouth has delivered some of the best results in this industry. It has built an outstanding network. It has a great record in terms of customer service. It serves attractive markets and it is a leader in its communities. I'm thrilled to be able to join forces with such a well-run company.

I believe when you look at our industry's development and at our industry's future the merger we have announced today is a very logical next step. It will improve our growth profile with increased exposure to wireless. It will create a strong national and global competitor, better positioned to innovate and deliver new services to both businesses and consumers. It will give us a single unified ownership of Cingular Wireless with the industry's best combined wireless and wireline reach. And these factors will put us in a position to speed development of next-generation services that integrate wireless and wireline.

This merger will also be a boost to business customers who are increasingly looking for converged services and a single point of contact for both wireless and wireline. This combined company will deliver the advanced broadband and IP based services that are the future of communications, and we will do so much faster and more efficiently than either of the companies could have done alone. Today our two companies have more than

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

10 million DSL lines in service and we are both deploying fiber deeper into our networks and closer to customers. And that positions us to deliver a host of next-generation services.

So the strategic foundation for this merger is very sound and we have crafted it in a way that generates substantial value for the shareowners of both companies. As you will hear this morning, we expect this merger will deliver substantial synergies which will allow us to improve our cost structure and generate benefits for the owners of the combined company and for customers. There are network and IT savings. There are opportunities to consolidate traffic. There are opportunities to combine staff functions, and we will be moving from three brands today to a single brand, AT&T. A single brand is much more efficient in the marketplace and more efficient in terms of advertising and support.

At the same time, our Board has approved an expanded share repurchase and we plan to buy back at least $10 billion of our shares over the next 22 months, essentially funding the equity premium with cash. I also want to emphasize that BellSouth, like our company, has a distinguished tradition of great customer service, community support, civic leadership and commitment to diversity.

On behalf of all the employees who will make up our combined company I want to reaffirm those commitments to people, to communities and corporate citizenship. Those are my remarks and at this point I will turn to Duane Ackerman, Chairman and CEO of BellSouth for his perspective.

DUANE ACKERMAN - BELLSOUTH CORPORATION - CHAIRMAN, CEO

Thank you Ed and good morning everyone. I'd like to take a few minutes to share some key points with you. Ed is right. It is a great day for three companies. I firmly believe that this merger represents the right opportunity for BellSouth, for our shareholders, our customers and our employees. We are proud to join one of the most respected companies in America. For several years AT&T and BellSouth have had a very successful relationship with our joint interest in Cingular. Cingular's success demonstrates the potential of these combined teams.

The communications industry is a world in progress and this merger will be a key component of the industry moving to the next level. In the past decade customer demands and technology advancements have reshaped the industry driving it towards converged services with wireless and broadband capabilities. The combined companies will have the scope, scale and technical resources to provide new and improved services for consumers and businesses with IP based technologies.

AT&T will inherit an advanced network architecture that serves the communication needs throughout the growing southeastern region of the United States. A thriving directory business and full ownership of Cingular Wireless. BellSouth also brings strong operations based on a heritage of excellent customer service provided by skilled and talented workforce. I'm proud of what BellSouth has accomplished with its key set of assets; we have delivered strong financial results with a focus on shareholder value. This deal is good for our shareholders. BellSouth shareholders will receive a meaningful premium of AT&T stock for each share that they hold and will benefit from an ongoing 38% ownership in the combined company. They will receive a substantial increase in their dividends and participate in the significant synergy this merger will generate.

The deal is good for our customers; our customers will benefit from the shared vision of exceptional customer service and product innovation, and this deal is good for our employees. Our employees will now have the opportunity to work for the largest most advanced communications company in the world. Our cultures are a good fit given the history and tradition of these two companies. Between now and the closing our management team is committed to continuing our tradition of operational excellence, and we look forward to participating in the future of this new combined company which will be a global player for many years to come.

I will now turn the call over to Jim Kahn to cover the transaction summary.

JIM KAHAN - AT&T INC. - SVP CORPORATE DEVELOPMENT

Good morning to everyone. As Ed and Duane have pointed out this transaction is built on clear strategies that create value for both companies and I would add that the terms of the transaction are also very straightforward. It is an all stock transaction with a fixed exchange rate of 1.325. Based on the closing prices last Friday that exchange rate reflects a premium to BellSouth shareholders of 17.9%. To size the transaction, the equity portion is valued at $67.1 billion. That is based on our share price at Friday's close.

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

We will assume BellSouth's debt including their proportional debt at Cingular which adds $22 billion or so to the total. The result is a total enterprise value of $89.4 billion. I would point out that both companies have very strong balance sheets and excellent credit metrics and the combined company will have those same sound debt characteristics going forward.

Looking at the equity value of the transaction, at $67.1 billion that is roughly a $10 billion premium to BellSouth's market value as of the close of trading on Friday. As Ed has mentioned AT&T Board has also approved an expanded share repurchase authorization of 400 million shares through 2008. In 2006 we will continue with the $2 billion share repurchase we outlined for you in our recent analyst meeting. And over the next 22 months we intend to repurchase at least 10 billion of our shares. The effect of this repurchase is to fund the premium paid in the transaction with cash.

Before I turn the presentation over to Randall and Rick let me quickly cover terms and conditions. Again they are very straightforward. The closing terms and conditions, interim operating covenants and deal protections are all standard. What you would expect for a transaction of this size. We went through due diligence process using an experienced team from all areas of our operations, finance and legal; our two companies are very similar to one another. And we have worked closely on a number of projects obviously on the wireless side as we have built Cingular into the largest wireless company in the US. The agreement has a twelve-month time frame or drop-dead date which can be extended by either party for an additional six months.

In addition, AT&T will add three BellSouth board members to its Board. We will keep Cingular's headquarters in Atlanta, as well as the regional telephone operating headquarters. And we have put in place a retention bonus program to assure that we keep key personnel and provide for continuity in operations. As Ed said, we recognize that BellSouth is a very well run company, has a great management team, obviously we want to keep those talented people contributing to the future of AT&T.

We believe regulatory review will be relatively straightforward; in part this transaction involves a horizontal merger between regional operations that do not compete directly, and in part it involves issues that have already been clarified through the SBC AT&T Corporation review process last year. We will move ahead promptly with DOJ and FCC filings. We expect reviews in five states in BellSouth's region and there are additional out-of-state reviews for IXC and CLEC certificates and limited foreign approvals. For example, there is likely no European Commission filing. Based on all this we believe it is reasonable to expect approvals to be completed to allow the transaction to close within twelve months.

That is a quick overview of the transaction. At this point I will turn to Randall Stephenson, AT&T's Chief Operating Officer.

RANDALL STEPHENSON - AT&T INC. - COO

Thanks Jim. I want to just take a few minutes to cover the major operational implications of the merger; I will drill down on the synergies, look at revenue opportunities and outline what this transaction means for the future of the business both in terms of competitive positioning and opportunities for improved financial returns. This transaction creates substantial value which comes from multiple factors. As we summarized on slide 19 the key value drivers center around four major areas. First, the merger offers us sizable synergies; they are clear, they are very achievable, the vast majority come from the cost side of the business and our execution path is straightforward. We have extensive experience in this area and we expect synergies will generate attractive financial returns to the shareowners. The second major benefit of this merger is a simplified ownership and operating structure for Cingular. And importantly we get greater financial exposure to wireless.

Third, this merger will allow us to move to a single brand for wireline and wireless for business and for consumer that is AT&T. The single brand is much more cost-efficient and far more effective. And then fourth, this merger will help us accelerate technology evolution. We are on a migration path to converged IP based services; that is true in both consumer and business markets and it is a migration that encompasses both wireline and wireless. Operating Cingular Wireless in concert with our wireline business will help us manage this evolution seamlessly. And we think there is significant opportunity in converged services which allow customers to access content and applications across any of their three screens, wireless, PC or TV. This merger paves the way for faster progress in this key area.

Let me give you some specifics with regard to synergies. As in most mergers there are duplicate headquarters and support staff functions. There are sizable opportunities in network and sales operations, IT and procurement. By 2009, two-thirds of our total expense synergies come from these areas. And the cost savings opportunities in advertising and brand support are substantial. We estimate savings running about $500 million annually starting in 2008. Total synergies that we have identified reach an annual run rate of over $2 billion in 2008, and by 2010 they grow to $3 billion. The lion's share of these synergies come from the cost side; the majority from non-labor savings. And the net present value of these synergies is $18 billion. It bears emphasizing that this is not simply another ILEC to ILEC merger. This transaction combines three large and

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

separate enterprises. AT&T, BellSouth and Cingular Wireless. Each company runs its own network; its own sales organization; its own customer service platform; its own benefit plans and so forth right on down the line. So there are opportunities on multiple fronts.

Some of the major actions we plan to take are listed on slide 21. We plan to consolidate brands in advertising as well as staff and support functions. We will move BellSouth long distance traffic from third party carriers to our AT&T networks. We will also move all Cingular traffic to the AT&T backbone. We will move AT&T's dedicated access in the Southeast to BellSouth's networks. We will optimize IT support, customer care platforms, taking advantage of scale opportunities. We will be able to share R&D product development and content access agreements across a larger base. And most important we will be able to leverage the skills and resources of AT&T Labs which is a tremendous resource.

As our industry evolves a lower cost structure and integrated services are two critical success factors and this combined company will be in a position to be best in class on both fronts. As we did with the SBC AT&T merger we have modeled potential revenue synergies very conservatively, and that said it is clear there are important opportunities to boost long-term revenue performance. As we are doing in the former SBC regions we plan to migrate solutions of product sets developed for the enterprise market down to the small and medium business base. The Southeast economy is attractive and BellSouth has an outstanding record with small and medium-sized firms.

Enterprise customers will now have a single point of contact for wireless and wireline and a source for integrated solutions. Enterprise customers based in the Southeast or that have a larger presence there will be a natural market for AT&T's global services. And we have an opportunity to benefit in both business and consumer from the fact that we have the industry's largest combined wireless wireline reach. So as you see on slide 23 this merger will also increase our wireless exposure and give us a better growth profile.

In 2005 Cingular's revenues topped $34 billion and they expect to generate percentage revenue growth this year in the high single digit range. By close of this transaction we expect wireless to contribute one-third of our revenues. And more than 72% of our revenues will come from a combination of wireless and sales of network services to business customers. As a result of the increased wireless exposure and achievement of merger synergies during the next three years following close of this merger, we expect AT&T's EBITDA growth rate will nearly double and free cash flow growth rates will nearly triple.

Given the technology transition that is shaping our industry, Cingular Wireless ownership combined with unified wireless and wireline operations is a very important success driver. It will allow us to integrate networks and services faster. It will allow us to share use of critical network assets such as AT&T's IP backbone. It will allow us to drive operating efficiencies across the business and it will position us to share in R&D and product development and leverage relationships with applications and content providers.

Before I turn it over to Rick, let me comment briefly on the timing of our integration initiatives. As Jim Kahan said earlier we anticipate closing this transaction within 12 months which makes 2007 the year for major integration work. By that time Cingular Wireless will be more than two years into its three-year integration plan and they are on or ahead of every schedule in every area. By the end of this year, Cingular is on track to have integrated all of its local networks and deploy its 3G network in most of the top 100 metropolitan areas. By the end of this year, we are on track to complete the large portion of our integration projects to combine SBC and the legacy AT&T. So in early 2007 when we expect to turn to execution on this merger, we will be past major projects elsewhere and we will be in an excellent position to bridge to BellSouth and build on the foundation we have made in other areas.

You can expect us to use many of the same planning processes that have served us well in our recent acquisitions with a focus of our effort on synergies of course. But also on retaining key talent, integrating networks and support systems, and providing a seamless experience for customers. This merger represents a huge step forward for these two companies and for the industry. I'm very excited to be part of a company with the opportunities that this one has and I'm very confident in our ability to execute. So that concludes my remarks and at this point I will turn the call over to Rick Lindner, our CFO who is going to cover the financial impacts. Rick...

RICK LINDNER - AT&T INC. - CFO, SVP

Thanks and good morning everyone. My job is to build on the transaction details that Jim Kahan provided and the operational plans that Randall outlined and pull together for you a look at the financial impacts we expect from this merger. And those impacts are positive. I want to cover three areas; first, expected changes to our financial statements, second a detailed look at synergies and finally I will follow that with a look at how this transaction impacts the guidance that we provided for you at the end of January. And throughout I will present information in a format that is very consistent with what we presented in support of the SBC AT&T Corporation transaction and at our analyst conference in January.

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

Before I dive into the numbers, I thought it would be helpful to highlight some of the changes that will occur on our financial statements when the transaction closes. Just as a help to you in your forward-looking modeling. On the income statement currently we show Cingular results in the equity and net income of affiliate's line. That is in accordance with accounting for joint ventures. And it means we do not include Cingular's revenues and expenses in the individual revenue and expense lines of our consolidated income statement. With this merger we will own 100% of Cingular and its revenue and expense lines will be consolidated. There will be a similar change on our balance sheet. Currently our investments at Cingular are reflected in the line "Investments in and advances to Cingular Wireless." Under purchase accounting, two things will occur. Both BellSouth and Cingular will incur opening balance sheet adjustments to value the net assets we are acquiring at market. And then those assets and liabilities will be consolidated into our balance sheet.

And finally on the cash flow statement today, cash received and paid from Cingular is split between the investing activities and cash provided by operating activities lines. After the transaction closes BellSouth and Cingular cash flows will be recognized in net cash provided by operating, investing and financing activities. And going forward this will significantly simplify the presentation of our financial results.

Turning now to synergies on slide 28. Slide 28 gives you a breakdown of the major components of the expected $18 billion in net present value. More than 90% of our identified synergies come from expense and capital savings. The chart on the right side of the slide shows the breakdown of the operating expense portion of the synergies. 50% of the operating expense synergies come from labor costs, consolidating headquarters and support organizations. 20% of the operating expense savings come from advertising as we move all operations under a single brand. And 30% are from non-labor savings primarily in network and IT by moving traffic on-net and consolidating network and IT platforms.

Now let's turn to slide 29 and take a more detailed look at the expense synergies by year. As Randall said, we have synergy opportunities on multiple fronts with the largest being in the areas of network, IT and headquarters organizations. Cost synergies from consolidation of headquarters and centralized staff support organizations grow to over $1 billion by 2009. There is also tremendous opportunity to rationalize transport, network and other operating expense as we move traffic on our network, move the common systems and leverage our buying power. Annual non-labor synergies grow to over $700 million in 2009.

And finally, once the transition is made to a common brand, we expect $400 to $500 million in annual advertising savings. In addition to these operating expense synergies, we have also built-in expectations for savings in capital expenditures and those are outlined on slide 30. In 2005 AT&T had pro forma CapEx of $6.9 billion; that combines SBC and the former AT&T prior to our merger. BellSouth had capital expenditures of $3.5 billion and Cingular's 2005 CapEx was $7.5 billion. Putting all that together that is total CapEx of $17.9 billion, about 15% of total revenues. In this context our expectations for CapEx savings from the transaction are conservative and quite achievable reaching a run rate of $400 to $500 million in 2009, roughly 2.5% of our combined annual investment last year.

The savings we expect will come from adopting the best from each company's procurement contracts, from rationalizing Cingular's IP network, voice and transport facilities with those of our wireline business and opportunities for savings with larger scale in IP data centers and support systems. As Randall said, our expected revenue synergies are conservative as well. To provide a complete view, what I am showing on slide 31 is the impact to EBITDA from projected incremental revenue. From a pure financial point of view this merger is modeled largely on cost savings from combining the three companies. And as you see contributions from added revenues that we built into our expectations are fairly small, just $100 to $200 million in year three. That said, we do believe there are substantial revenue opportunities over time that will be driven from this combination. They include unified integrated wireless wireline products and sales efforts in the enterprise space. Plus new categories of integrated wireless and wireline services in both the consumer and business markets. And expanded business market opportunities in BellSouth's region with the addition of AT&T's advanced network and product sets.

Before we look at an EPS summary I would like to layer in the impacts that are expected from purchase accounting. This transaction will be accounted for under purchase accounting rules which will result in substantial intangible assets related to the wireline directory and wireless customers being acquired. We estimate customer intangibles to be valued at approximately $15 billion. This amount will be amortized over lives ranging from 5 to 9 years using an accelerated method similar to our approach with AT&T.

Partially offsetting this amortization expense will be the elimination of BellSouth's 40% share of existing intangible amortization at Cingular. This results in the net amortization change that is shown on slide 32. And I am going to caution you that these intangible amounts of the asset lives are estimates at this point and will be finalized at closing using an independent third party appraisal.

Slide 33 then summarizes the previous slides and the highlight here is that we will achieve the synergy run rate of more than $2 billion in 2008 growing to around $3 billion in 2009 with virtually all of those amounts coming from cost savings. Integration costs are heavier upfront in 2007 as you would expect; they drop quickly in 2008 and are negligible in 2009. In 2007, integration costs include amounts needed to rebrand Cingular and BellSouth to AT&T, severance and retention plans to consolidate the organizations, network and IT cost to support transitioning network

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

traffic and movement to common systems and platforms, plus other transaction related costs. In total, the associated earnings per share impacts are on slide
34. Reported EPS will be diluted primarily due to intangible amortization and integration costs in 2007 and 2008 and reported EPS is accretive after year four as amortization declines.

The transaction is neutral to adjusted EPS in 2007 and accretive beginning in 2008. The adjusted EPS excludes non-cash intangible amortization and onetime costs associated with the transaction and merger integration. In the next few slides we would like to walk through the outlook we provided for our company at the analyst conference we held in January and show you how we expect this transaction will impact that guidance.

First of all, there is no change to any of our guidance for 2006 either at AT&T or Cingular, and the overriding point is that this transaction reinforces and strengthens our three-year outlook. In January we said we expected to deliver double-digit adjusted EPS growth in each of the next three years. That outlook has not changed. And in fact in 2008 and later our adjusted EPS outlook is further enhanced by this merger. In terms of revenue growth we said that while former AT&T revenue streams created a drag at the outset, we expected that trends would improve and that total revenues including proportionate at Cingular would return to growth in 2008, as would business revenues including wholesale.

The revised outlook now includes a return to total revenue growth in 2007 versus pro forma 2006 revenues. Our expectations for force reduction that we outlined in January covered a three-year period, 2006 through 2008. Over that time we anticipate a reduction of 13,000 from the integration of SBC and former AT&T operations, plus another 13,000 from other productivity initiatives. This merger will not affect those plans. We expect integration of this merger which involves three companies, AT&T, BellSouth, and Cingular, will result in an overall incremental force reduction approaching 10,000 and that too is over a three-year period from 2007 through 2009.

Looking at capital expenditures our 2006 outlook will not change since that is prior to expected closing for the transaction. We continue to expect consolidated CapEx to be in the $8 to $8.5 billion range this year and at Cingular we expect capital expenditures of $7 to $7.5 billion in 2006. We originally said we expected CapEx in 2007 and 2008 excluding Cingular to be in the low teens as a percent of revenues. With this merger we now expect 2007 and 2008 consolidated CapEx, which will include all of Cingular plus capital associated with merger integration, to be in the midteens as a percent of revenues.

Slide 37 then provides a look at cash flow and share repurchase. In our January outlook, we said that even including the upfront integration expenses of our AT&T merger, we expected to generate $2 billion of free cash flow after dividends. That guidance has not changed. We also said we expected free cash flow after dividends to grow to over $4 billion starting in 2007. And based on the financial characteristics of this merger, in 2007 we continue to expect over $4 billion in free cash flow after dividends, that is even with upfront integration costs and the increase in dividends on new shares. And starting in 2008 we expect to increase free cash flow after dividends to more than $6 billion annually.

With this merger our Board also approved a new 400 million share repurchase authorization. We expect to repurchase at least 2 billion in 2006 consistent with prior guidance and a total of 10 billion by the end of 2007, which as Jim Kahan said effectively funds the premium for this transaction in cash.

In summary, in addition to clear strategic benefits this transaction offers sizable opportunities for synergies. As Randall emphasized they are clear, straightforward to execute and we're confident in our ability to deliver them. We expect the transaction will be neutral to adjusted EPS in 2007 with an incremental positive impact in years following. We expect this merger will be free cash flow additive starting in 2008 with free cash flow after dividends of over $6 billion. These strong cash flows will give us substantial ongoing opportunities to manage debt levels and return value to shareowners through dividend growth and share repurchases.

And finally we expect this combination will have minimal impact on our credit metrics and maintain strength and flexibility in our balance sheet. I think it is very clear that this transaction will create substantial value for shareowners. It will strengthen and simplify our operations. It will reinforce and add to our existing guidance and increase our exposure to the growth areas of our industry, as well as add to growth and earnings in free cash flow in the years ahead.

That concludes my prepared remarks this morning and I will now turn it back to Rich Dietz to begin the Q&A session.

RICH DIETZ - AT&T INC. - IR

Thank you Rick. Mary, we're ready to begin the Q&A session if you would move forward with that please.

QUESTION AND ANSWER

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Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

OPERATOR

(OPERATOR INSTRUCTIONS). Our first question comes from John Hodulik, from UBS.

JOHN HODULIK - UBS - ANALYST

Congratulations on the deal. Two quick questions, I think actually for Randall. Randall could you talk about how the deal of BellSouth here affects plans for Lightspeed? Does that automatically get transferred onto the BellSouth territories? Also how does it affect their relationship with EchoStar, I believe BellSouth had been reselling DIRECTV into that territory. Is it something that you could cut over quickly, are there change of controls clauses in that DIRECTV, BellSouth relationship? And then lastly they are obviously much more of a national company at this point, both from a wireless standpoint, from a business standpoint, and really even a consumer standpoint now. Does this put more emphasis on a potential out of region strategy that could have you competing in the consumer business outside of the new larger region?

RANDALL STEPHENSON - AT&T INC. - COO

In terms of the Lightspeed issue, actually this -- what BellSouth is doing today is very complementary to what we're trying to accomplish with our Lightspeed initiative. They have been very aggressive in the past at pushing fiber deeper into their network. They are on a path within the next couple of years to have 12 to 24 megabits through a substantial portion of their footprint. So it gives us a lot of flexibility as we ramp Lightspeed and the legacy SBC territory or AT&T territory, if we want to push that into BellSouth region it's just a perfect opportunity to do that. So we just continue with the BellSouth initiatives to get the bandwidth pushed down into the customer base and keep going on our territory with Lightspeed.

In terms of the relationship with Echo, as you said BellSouth has a relationship with DIRECTV today. Once we close the transaction, we will have to evaluate how we synchronize those and determine which direction to go. And when you think about out-of-region we had communicated before that out of region was something that we wanted to look at. We have the CallVantage product. We have a great wireless asset, and then there is probably something here which is trying to evaluate how do you get a broadband product when you're outside of your footprint. But we think there is opportunity here. We continue to look at it.

OPERATOR

Jason Armstrong from Goldman Sachs.

JASON ARMSTRONG - GOLDMAN SACHS - ANALYST

Good morning and also congratulations. A couple of questions on asset mix and then the strategy at Cingular. First on the asset mix this; is three deals now in three years and really after each of the prior deals there was something else sort of logical on the radar screen when you closed AT&T, legacy AT&T, BellSouth made intuitive sense afterwards. At this point it doesn't seem like there is really an intuitive next deal, so I am wondering can you comment on the portfolio? And after the BellSouth deal closes is the asset mix finally at a point where you want it? And on Cingular you are obviously on a path towards eliminating dual ownership at Cingular. Are there things you can point to now in terms of how that asset might be managed a little bit differently under one roof?

RICK LINDNER - AT&T INC. - CFO, SVP

Jason this is Rick Lindner. I will take a shot at those questions and then I'll invite anyone else to join in if they want to add some comments to that. First of all relative to asset mix, as we said in January and I think it is strengthened by this transaction, we feel very bullish, very good about the assets that we have. We obviously have a lot on the plate in front of us in terms of integrating these assets, combining and consolidating operations and really getting the benefits of now converging and being a part of the convergence of networks between wireless and wireline. So as we always have done in the past, we will continue to evaluate our portfolio and our asset mix, but we feel very good about the assets that we can leverage and bring to bear on the market.

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

With respect to Cingular, as Randall pointed out in his comments, this merger is a little different from ones in the past because we really are combining three fairly separate operations between AT&T, BellSouth and Cingular. Cingular because of its joint venture structure was set up as a separate, independent company. It has separate financial reporting requirements, separate headquarters organization supporting its operations and separate benefit plans and on and on down the line. So the opportunities here with respect to synergies really involve combining organizations and operations moving to more consistent platforms, consistent benefit plans across three, not two operations. And then on top of that, as I mentioned before, you have the opportunity in the future of convergence of the wireline and wireless networks, and including converged products that can be brought to market for both business and consumer customers.

OPERATOR

David Barden from Banc of America Securities.

DAVID BARDEN - BANC OF AMERICA SECURITIES - ANALYST

Thanks for the call to walk through this stuff. Maybe just a question on revenue synergies as you kind of look more to go to market impact of this deal. I noticed you have got a slide in here that talks about the EBITDA impact of revenue synergies. Can you talk about two things on that? One is price strategy? Obviously, SBC legacy, has had a different price philosophy, competitive philosophy with respect to BellSouth. And it would be interesting to kind of get a sense as you look forward to the combination of the two companies how you plan to adjust the pricing structure/pricing philosophy that BellSouth has had which has been higher, I guess the question being are you going to get more aggressive on price and how is that factored into revenue synergies.

And then the second related to that is, I think Randall, in the past as we have talked about pros and cons of the BellSouth deal one of the cons has been historically the idea that maybe the state would come in here on the BellSouth deal and change of control and look to bring regulatory prices down, kind of extract lower prices because of the high margins that BellSouth has historically enjoyed in that territory. How is that factored into the synergy estimates here as well? Thanks a lot.

RANDALL STEPHENSON - AT&T INC. - COO

In terms of pricing strategy, you know its interesting when you disaggregate the pricing differences between the two companies, and if you look at the legacy kind of ILEC results. But what you see actually is not a radical difference in a lot of the key components like surprisingly, DSL ARPU is not that far apart. BellSouth LB ARPU tends to be higher but the key differences between the two pricings are the regulatory -- you can call it the 1FR, the basic access line rate. When you look at BellSouth they are considerably higher than AT&T combined. But when you disaggregate AT&T the old Southwestern Bell region and the BellSouth region look very similar -- then ratchet down a little bit the traditional Ameritech region looks a little worse than the traditional Southwestern Bell. And then California tends to be the lowest prices and drags our ARPU down considerably. So I would tell you on balance there is not a radical difference in pricing between the two companies. And we will obviously over time rationalize those. But we have gone to an approach where we are setting prices more and more on a market based approach. You look at our competitive environment San Diego is totally different, where Cox competes with us today, to Chicago, where Comcast competes. Then look at San Antonio where Time Warner competes, we are finding we are having to be far more targeted on our pricing based on who the competitor is in a particular market. I don't see that effect changing as we bring BellSouth into this equation and we continue to use a very targeted approach. So when you look at revenue synergies, this is not an area that we think is a hindrance or a help, the main revenue synergies quite frankly come from taking the legacy AT&T product platforms on business. And like we're doing with SBC, pushing those product capabilities downmarket into small and medium-size businesses. And we're seeing those synergies materialize in legacy SBC today and it is gratifying to see the ability to take a whole unique product set and capability and move it downmarket.

DAVID BARDEN - BANC OF AMERICA SECURITIES - ANALYST

Then just following up on the regulatory side, Randall?

RANDALL STEPHENSON - AT&T INC. - COO

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

I don't see any regulatory issues attached to this. As I have said the BellSouth regulatory pricing doesn't look radically different from legacy Southwestern Bell or Ameritech. So I am not seeing any issues associated with pricing as it relates to this merger.

OPERATOR

Simon Flannery from New York, New York.

SIMON FLANNERY ANALYST

Good morning and congratulations as well. A quick clarification Rick and then a second question. On the '07 EPS are you assuming a 1/1/07 deal close? And are you also assuming that the buybacks happen to the 10 billion is done in that number? And then secondly, in terms of the deal maybe you could just give us some sense of what was it that really made the deal come together at this point. Obviously it made sense for some time. Was it the regulatory climate? Was it getting the AT&T deal done? Was it the convergence of wire and wireless and so forth, give some color around how this exactly came together? Thanks.

RICK LINDNER - AT&T INC. - CFO, SVP

Thanks Simon. I will take the first questions and then I will pass it over to Ed for your second question. First of all, relative to the assumptions in the transaction we have essentially for the financial modeling assumed a beginning of '07 closing. As our expectation relative to moving through the approval process is that we should be able to do that within twelve months and certainly we will try to as we have done in past deals, try to get that completed as quickly as possible.

In terms of EPS impacts related to share repurchase, we did assume that the $10 billion that we talked about on the call, that $2 billion of that would be done in 2006 because of some of the legal requirements around our ability to be in the market, particularly before the shareholder votes on this transaction. Most of that $2 billion will occur in the second half of this year and then the remainder of the $10 billion would be done throughout 2007. But I should point out in terms of how we have modeled this, that we have included both in the base case and in our pro forma with the merger, we have assumed a level of share repurchase. And essentially what we have done is we have modeled some targets on our credit metrics and used additional available cash to repurchase shares. So the EPS numbers reflect the share repurchases but they are also compared to a base case which also included some share repurchase assumptions.

EDWARD WHITACRE - AT&T INC. - CHAIRMAN, CEO

And Duane can certainly chime in here too but I think it's a realization on both companies that the world is changing and it is changing faster and faster, and the sooner we did this deal the better off we would be. And that involves IP, networks, the Cingular impacts and what Cingular was doing with both companies. The Internet and the way it is growing, video, all of those factors I think led to the conclusion, the sooner the better. Duane, do you want to add anything to that?

DUANE ACKERMAN - BELLSOUTH CORPORATION - CHAIRMAN, CEO

Yes. I think Ed the only thing I would add is in addition to those positives that you pointed out, over the last couple of years as we have operated Cingular and our Yellow Pages venture it became clear that there was a lot of duplication that could be eliminated. And whether it is backbones or IT or many of the elements have been identified by Rick Lindner and others on this call, again I think that added to the overall conclusion that it was the right thing to do.

OPERATOR

Blake Bath from Washington D.C.

BLAKE BATH, ANALYST

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

I guess two questions. Randall, if we could build a little bit on the conversation we had out in San Francisco a couple of weeks ago, you know the company has stated it expects to be the industry leader in wireless across a range of metrics by 2008. I wonder if you have a similar view with respect to wireline and directories, and if you do when you expect to achieve industry leading metrics there and how you're going to define that? As a corollary to that, I guess I'm a little confused why a part of the rationalization for the deal is wired and wireless convergence, and the ability to leverage the directories assets, there aren't bigger revenue synergies as part of the deal, is that just conservatism? And I guess a final question would be with regard to the regulatory approvals; I assume you have talked to Commissioner Martin and others here in Washington just curious the initial reaction you have gotten. Thank you.

RANDALL STEPHENSON - AT&T INC. - COO

I will pass these around and I will talk about your first question, but in terms of when you look at putting all these companies together so BellSouth and AT&T and Cingular industry leading metrics, it gets harder and harder to compare to the industry. The industry -- what is the industry? So when you get on the consumer side its Comcast and its Time Warner, and are we going to get to their metrics if you will -- 40% EBITDA margins. It is kind of hard to say -- I think when you look at the traditional wireline industry we should be a leader in the key metrics within the next two or three years if we execute on all the synergy objectives that we have laid out. That is one of the keys is to be best in class in cost structure. So I think in the next two or three years we should be at the top of the industry. When you look at traditional wireline companies, that term is getting less and less relevant. Now you have got Nextel Sprint. You've got Comcast and Time Warner, I just think that is a harder comparison to make and everybody is in different segments of this industry. So in terms of revenue synergies, Jim, do you want to talk?

JIM KAHAN - AT&T INC. - SVP CORPORATE DEVELOPMENT

I think a couple of observations, one is our experience is that revenue synergies are harder to obtain and track than expense synergies so that is the first point. Second is, we are conservative. We have nothing in our assumptions about new products and services across the three screens as a result of integration of the networks, for example. I think our assumptions are pretty conservative on legacy data products and in moving the AT&T enterprise products not just to small and medium-sized businesses in BellSouth's territory, but also large corporations in BellSouth's territory offering them integrated global services from a single entity. So in conclusion, I would just tell you that it is just part of our conservative nature to base these acquisitions on numbers that management feels highly confident that we can achieve.

RANDALL STEPHENSON - AT&T INC. - COO

That is really the satisfaction you take from these mergers, is the synergies, the $18 billion as outlined are really not hard, they are mechanical in nature type synergies. You know exactly which strings you go pull and how to make those come to pass and you're not banking on a lot of revenue upside to make the transaction economics work.

BLAKE BATH - ANALYST

So at the end of the day, it sounds like what really drove this is the cost side and the desire to own 100% of wireless as opposed to a dramatic change in the industry vision about the significant growing importance of wire to wireline conversions and the ability to leverage the directory assets?

JIM KAHAN - AT&T INC. - SVP CORPORATE DEVELOPMENT

I think strategically that second point is very important but it is obviously not something that is going to happen in 2006. It is going to take a while as the two networks evolve to pure IP networks. So I think that is part of the strategy, but in the near-term most of the synergies are coming from the expense side, from just blocking and tackling things that we know how to do and things we have done before. But that is not to underestimate the longer-term synergy of the integration of these networks.

BLAKE BATH - ANALYST

And on the regulatory side conversations with the regulators?

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

EDWARD WHITACRE - AT&T INC. - CHAIRMAN, CEO

Conversations and appropriate contacts were made. There weren't any observations. It was just on an information side and we made all the contacts that you would expect we would make.

OPERATOR

Michael Rollins from Citigroup.

MIKE ROLLINS - CITIGROUP - ANALYST

I was curious if I could get an update on the role that wireless is playing in the bundle today from both the AT&T and BellSouth perspective. And how quickly could we expect changes or alterations to the way you are bundling together the wireless and wireline products? Thanks.

RANDALL STEPHENSON - AT&T INC. - COO

What I would suggest, Mark Feidler is here on the call -- they have done probably as good a job of any of the companies at bundling wireless and wireline -- Mark, do you mind just talking about what you are seeing today?

MARK FEIDLER - BELLSOUTH CORPORATION - PRESIDENT, COO

I would be glad to. I think both companies to the extent we have had success in bundling wireless and wireline together have found that we experience reduced churn both on the wireless side and on the wireline side. And so clearly we think it is a great opportunity to drive the customer loyalty by addressing a broader range of their needs. But we are really at a point with IMS becoming standardized and stable that we can expand what that integrated wireless wireline experience looks like, is near at hand. And this combination of companies will dramatically simplify that task. And so we think there is good opportunity there.

And then lastly the point that by going to a single brand, you know we have been able to accomplish all of these benefits with wireless wireline integration with the overhang of the confusion that there were two companies and two brands involved. So the ability to simplify the brand and simplify channels ought to really increase the number of customers who understand that there really is a bundle involved here and what the benefit is for them.

MIKE ROLLINS - CITIGROUP - ANALYST

And Mark, just a quick follow-up. How much of the bundle has been driven by price discounting to date, versus features and functionality. And how do you see that evolving over the next 12 to 24 months? Thanks.

MARK FEIDLER - BELLSOUTH CORPORATION - PRESIDENT, COO

I think to date an awful lot of benefit bundling has come in a single bill, simplifying the relationship. But in terms of truly simplified integration of the functionality of the two products, with the exception of integrated voicemail and some of those kinds of things it has not been that dramatic. Here again I think as we move toward a more IP based world facilitated with an IMS platform in place, you really do have the opportunity to give people the experience that you know a lot of companies have been talking about. Which is the benefit of any network, any device, any place kind of functionality in a simple way for the customer. And the combined assets of these three companies I think will be enormously well positioned to fulfill that promise that has been out there for a long time. And to date, quite honestly, nobody has done a great job of it but I think this company is very well positioned to be the one that steps up and does that.

OPERATOR

Timothy Horan of CIBC World Markets.

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

TIMOTHY HORAN - CIBC WORLD MARKETS - ANALYST

Congratulations once again. A couple of questions. On a state level from a regulatory perspective is there any one particular state that might have more onerous procedures than another that we should keep an eye on?

Secondly, on the advertising statements I know it's pretty preliminary but the $500 million seems a little low going towards a combined brand. Could you maybe tell us what percentage of your expenses or revenues now do you spend on advertising marketing?

And then thirdly Mark I know you said that IMS is basically ready for prime time at this point. Can give us a little bit more color on what the gating factor is on using that technology and maybe some of the timing on that? Thanks a lot.

MARK FEIDLER - BELLSOUTH CORPORATION - PRESIDENT, COO

I will go ahead and start with the IMS question. It is clear that all three companies had been exploring the possibility of using IMS as the fundamental platform for provision of services on their own network. And we as three separate companies were working on how we could integrate our IMS platforms to provide integrated services between the companies. You know the standards are pretty well-established now; fortunately we had similar thoughts about how to utilize IMS and the fact that we will all now be on the same backbone network of the same instance of IMS following the closing of the transaction will just really simplify the process. Because we won't have to make multiple IMS platforms to communicate with each other. Essentially we can do that all off a single platform.

RICK LINDNER - AT&T INC. - CFO

Tim, with respect to the advertising one there may be some more upside there but that amount when you put together the advertising programs of all three companies, is an amount that represents roughly about 20%. And we have essentially we arrived at that by benchmarking it in terms of a percent of revenues and companies size against other companies in our industry and other consumer retail companies outside of our industry. So we feel very comfortable with it. Were we a little cautious with it? Perhaps. But it is still going to be important to maintain through the merger a significant advertising presence.

JIM KAHAN - AT&T INC. - SVP CORPORATE DEVELOPMENT

Rick, we might add that we started those synergies in 2008 and a big hunk of the integration costs are associated with the rebranding so we were pretty conservative in the timeframe and when we receive the benefit of moving from three brands to one.

TIMOTHY HORAN - CIBC WORLD MARKETS - ANALYST

And then Jim, just on the gating factor on the regulatory side -- in the past it is kind of been the states -- I was curious if everything is going to be the same here.

RICH DIETZ - AT&T INC. - IR

Could Mark Feidler or Mark Gary respond to that for us?

MARK GARY - BELLSOUTH CORPORATION - GENERAL COUNSEL

Yes, this is Mark Gary. We don't expect any significant impediments in any of the states in our region. We believe that they will see the positive benefits and the public interest issues here as we do and we are not really expecting any significant pushback from any of the states.

OPERATOR

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

Michael McCormack from Bear Stearns.

MICHAEL MCCORMACK - BEAR STEARNS - ANALYST

Just maybe a couple of follow-ups and then another question. But with respect to Lightspeed now obviously you talked about BellSouth networks are playing well with that. Is there Lightspeed spending built into your capital plan for the BellSouth territory?

Secondly, as a follow-up on wireline margin obviously a lot of synergies coming out of the wireline side. But if we are looking out over the next three or four years trying to separate out perhaps the benefits that Cingular achieves versus the wireline business and it is going to be tough to get to this, but what would be a realistic long-term margin expectation for the wireline business. And then lastly on the workforce consolidation do we have any union issues there on the headcount reduction?

RANDALL STEPHENSON - AT&T INC. - COO

I'll take the Lightspeed question and the workforce question real quick, but in terms of Lightspeed we don't have any CapEx, incremental CapEx built into the merger plans right now. What I would tell you though the plan that BellSouth is on to get the bandwidth into their network represents 90% of what it takes to get Project Lightspeed type infrastructure deployed. You think about what we're doing, we are putting the big head-in infrastructure in place with AT&T. That can be leveraged across a much broader footprint. You think about the IP backbone capacity required to do this. That is what legacy AT&T brought to this equation so there is not any significant capital required there. So there is nothing built in. Have to evaluate those plans as we get closer to closing this transaction.

In terms of the workforce you heard Rick talk about it is over a three year period of time, an incremental 10,000 people, well it is 317,000 person organization, that is not very significant. And what I would tell you is we are pretty confident we will be able to affect that through normal attrition. It is just kind of a normal process; if we are aggressive with hiring we think we can effect that largely through attrition. Rick, do you want to talk about the margins?

RICK LINDNER - AT&T INC. - CFO, SVP

From a margin standpoint you know you will continue to see results for wireless split out as a segment, so you will be able to track the progress that we're confident we will continue to make at Cingular. And our objectives there from a margin standpoint haven't changed and in fact, this transaction will enhance I think our ability to increase wireless margins. On the wireline side, as we talked about earlier, BellSouth has operated with very attractive margins, so as we combine them into our mix overall margin levels will go up. And someone asked earlier about how do you kind of -- how do you benchmark -- how do you measure success in this business. I think for us in the wireline business increasingly success is going to be measured by continued ability to grow revenues, to have stable and expanding margins and therefore generate strong free cash flows out of that business. So that is what we have targeted and set an objective for ourselves to do.

MICHAEL MCCORMACK - BEAR STEARNS - ANALYST

Just as a follow-up on Cingular you talked a little bit about some perhaps management consolidation. Is there an opportunity to have or push maybe to have more influence from San Antonio on that business going forward?

RICK LINDNER - AT&T INC. - CFO, SVP

Well, I think in some areas of the business, I think the important thing will be being able to work closer together in areas like product development, network planning and engineering. Essentially to facilitate the ability as well as marketing -- to facilitate the ability to leverage the wireless wireline convergence and to accomplish things like for example, leveraging across the entire portfolio now. The customer bases we have including over 54 million wireless customers as we go out to for example, by content. That is a huge benefit to us going forward; by working closer together we're going to leverage those benefits I think in a more efficient fashion.

OPERATOR

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                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

Kevin Moore from Wachovia Securities.

KEVIN MOORE - WACHOVIA SECURITIES - ANALYST

Follow-up on one of the questions on Lightspeed. Is there any consideration of moving the IPTV sort of portion of Lightspeed into the BellSouth region? And also is there any other opportunities to begin some of the consolidation work in '06 particularly relative to Cingular?

RANDALL STEPHENSON - AT&T INC. - COO

Relative to Lightspeed, as we said earlier that putting the IPTV capability on top of BellSouth is something we will obviously want to look at. What BellSouth is doing right now is perfectly consistent with what we're doing and that is get more bandwidth, move closer to the customer, and so they are on a timeline to get that done in the next couple of years. Having 12 to 24 megabits pushed out to their customers so now we have the option to put the Lightspeed capability on top. Again the head-in infrastructure is all there, it can be leveraged. The IP backbone is there and it can be leveraged. So those options are there and we have all the opportunity in the world to make that happen.

JIM KAHAN - AT&T INC. - SVP CORPORATE DEVELOPMENT

If I might add Randall that BellSouth is doing some trials in the IPTV area, and the more experience we have the more learnings we have in bringing it to market, the more effective and successful we will be with our video offering. So it is just a positive what they are doing.

KEVIN MOORE - WACHOVIA SECURITIES - ANALYST

And on an opportunity again on some of the integration work, particularly relative to Cingular in '06?

JIM KAHAN - AT&T INC. - SVP CORPORATE DEVELOPMENT

Will be driven by the attorneys and antitrust issues associated with that. I think in Cingular those issues should be less considering we are partners already but I think we, as we always are, pretty conservative and make sure that we don't violate the spirit or intent of what the Justice Department, how they would want us to act in the interim.

RANDALL STEPHENSON - AT&T INC. - COO

But Mark Feidler hit on this a moment ago, but if you think about what you have to do in the short run to bring this integration to pass, you have to do a couple of things. You have to IP enable that wireless customer base. We're deploying UMTS across the footprint very aggressively. We get most of the major markets done this year. The second building block on this is IMS; getting IMS deployed into the wireless network. We're pursuing that very aggressively as well.

And I think the beauty of this is about the time we close this, those two building blocks are in place. And so if you said what do you want to do in '06 to facilitate this? If we were one company today those would be the two things we have to get done and those are going very aggressively and capital is being spent to make that happen now.

JIM KAHAN - AT&T INC. - SVP CORPORATE DEVELOPMENT

Randall, if I could emphasize -- what we or both of us -- all three of us really have to do is execute in '06. The approval process will be managed as we've managed other approval processes and the best thing that everybody can do in the three companies is stay focused on the plans and execute well and keep their focus on the customer. And by doing that, we'll be a good position to integrate.

KEVIN MOORE - WACHOVIA SECURITIES - ANALYST

Thank you and congratulations.

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

                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

RICH DIETZ - AT&T INC. - IR

Mary, our next question will need to be our last question for this morning.

OPERATOR

Jonathan Chaplin from JPMorgan.

JONATHAN CHAPLIN - JPMORGAN - ANALYST

Thanks for taking the question and congratulations. I had two quick questions. Firstly, I was wondering if you could give a little bit more detail which are underlying assumptions were with regard to BellSouth EPS in '07, '08. And specifically whether you were modeling any share repurchases at BellSouth specifically into your accretion dilution?

And secondly I am wondering if you could just touch on your expectations for a return to revenue growth in '07. If I remember back to your analyst day one of the swing factors there was when the enterprise business would return to revenue growth. We heard from Verizon last week that they expect their enterprise business to return to growth in 2006. I am wondering if you can comment on what they might be seeing that is different to what you are seeing, and how much the growth in the enterprise specifically impacts your expectation of overall revenue growth? Thank you.

RICK LINDNER - AT&T INC. - CFO, SVP

Jonathan, with respect to assumptions in '07 and '08 particularly related to BellSouth, we modeled BellSouth results and trended it in our merger model much the same way as outside analysts, like you would model the company. We didn't build in to those assumptions additional share repurchase -- obviously past '07 and '08 the cash flows from that model support the share repurchase assumptions that we talked about earlier. But if the question was did we model additional share repurchase pre-close, the answer was no, we did not.

In terms of the enterprise business I think keeping in mind since last we talked about this was only about four weeks or so the outlook hasn't changed dramatically. I think we continue to be, feel good about, be encouraged by the trends that we are seeing in the business. We continue to believe that business will stabilize over time from a pricing standpoint and the good news is that underlying the business, we are seeing good revenue growth. I think we're seeing positive signs of our success in the marketplace. So good volume growth underlying it, pricing which will stabilize over time and that is going to translate into return to revenue growth in that business.

RICH DIETZ - AT&T INC. - IR

Thank you. That ends our Q&A session. Ed Whitacre has some closing comments for us.

EDWARD WHITACRE - AT&T INC. - CHAIRMAN, CEO

Okay Rich, thanks. On behalf of Duane and I and the others from BellSouth and AT&T who presented this morning, we want to thank all of you for listening in. A few quick observations. The merger we have outlined for you this morning creates substantial value for shareowners. It will benefit customers. It will accelerate the industry's technological evolution. It will give Cingular a simplified ownership and operating structure. It will allow us to move to a strong single brand and it will allow us to reduce cost. The synergies we have talked about this morning are straightforward and I am confident we will achieve them.

This is a merger that make a great deal of sense on a lot of fronts. It is a logical step for both of our companies. BellSouth is a well-run company with an excellent network. We have a very good record of working together. And I am very confident in our ability to execute the integration following the transaction's close. With that again, I thank you for listening and we thank you for your interest in AT&T and hope you have a good day.

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

                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

OPERATOR

Ladies and gentlemen, this concludes today's conference. You may disconnect.

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(C) 2005, Thomson StreetEvents All Rights Reserved.

We have included or incorporated by reference in this document forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, and actual results might differ materially from these statements. Such statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of AT&T Inc. and BellSouth Corporation and are subject to significant risks and uncertainties and outside of our control.

The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of AT&T shareholders to approve the issuance of AT&T common shares or the failure of BellSouth shareholders to approve the merger;
the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; the risk that the cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in AT&T's, BellSouth's, and Cingular Wireless LLC's filings with the Securities and Exchange Commission ("SEC"), which are available at the SEC's Web site (http://www.sec.gov). Neither AT&T nor BellSouth is under any obligation, and each expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future
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                                                                              18

                                                                FINAL TRANSCRIPT

Mar. 06, 2006 / 10:00AM, T - AT&T / BellSouth Merger Announcement

NOTE: IN CONNECTION WITH THE PROPOSED MERGER, AT&T INTENDS TO FILE A REGISTRATION STATEMENT ON FORM S-4, INCLUDING A JOINT PROXY STATEMENT OF AT&T AND BELLSOUTH, AND AT&T AND BELLSOUTH WILL FILE OTHER MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE JOINT PROXY STATEMENT (AND ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain free copies of the registration and joint proxy statement, when they becomes available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC's Web site (www.sec.gov). Copies of AT&T's filings may also be obtained for free from AT&T at AT&T's Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. Copies of BellSouth's filings may be obtained without charge from BellSouth at BellSouth's Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.

AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T's directors and executive officers is available in AT&T's 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T's preliminary proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on February 10, 2006, and information regarding BellSouth's directors and executive officers is available in BellSouth's 2005Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth's proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.

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                                                                              19